Exhibit 99.1

June 14, 2008

Dear Shareholder:

It is a pleasure on behalf of The Board of Directors, Management and Staff of Killbuck Bancshares, Inc. and The Killbuck Savings Bank Co. to enclose your semi-annual dividend. The enclosed check represents a dividend of $1.45 per share, an increase of $.10 per share over that which was paid in June last year. After deducting the enclosed dividend, the book price of your stock is $66.94 per share and the last known sale prices have been in the area of $113 - $115.

Total assets of the Bank as of May 31, 2008 stand at $341.8 million compared to $322.3 million a year ago, an increase in total assets of $19.5 million. After tax unaudited earnings for the first five months of 2008 equaled $1,990,598.00 compared to $2,056,871.25 reported for the same period last year.

I am happy to report that things are still good at our Bank but we are cognizant of the fact that there are head winds blowing. Year-to-date earnings have been strong; however, we continue to see compression of the net interest margin. This will no doubt have a negative impact on earnings the remainder of the year. It is no surprise that the slumping real estate market has resulted in very weak loan demand. Our markets have seen less of an affect than the areas of Ohio and other states that were the hot beds of the housing boom. However, when there is any financial crisis, all markets see various degrees of stress.

It is reported that the country is not in recession but is indeed entering a period of stagnation. With the high gasoline prices and higher inflation than we have seen for many years, we are keeping a watchful eye on credit quality. We have not seen an increase in delinquencies or loan losses (and may not), but many banks have. We have employed very prudent loan underwriting over the years which will help us through times such as this.

I did not mean for this letter to have a negative undertone; however, there are definite pitfalls that need to be carefully avoided during these economic times. Your Bank continues to have strong capital, excellent earnings, good asset quality and a capable Staff to weather this (just another) economic slowdown. Have a wonderful summer.

Respectfully,

/s/ Luther E. Proper
Luther E. Proper
President

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